Exhibit 99.1

Compass, Inc. Reports Fourth Quarter and Full Year 2021 Results

Generates 73% Revenue Growth, Achieves Positive Adjusted EBITDA for Full Year 2021 and

Provides Outlook for Full Year 2022, Q1 2022 and Financial Targets for 2025

New York, NY - February 16, 2022 - Compass, Inc. (NYSE: COMP), the leading tech-enabled real estate brokerage in the United States, announced today that revenue for the full year 2021 was $6.4 billion, up 73% year-over-year. Revenue for the fourth quarter 2021 was $1.6 billion, an increase of 31% year-over-year.

The Compass technology and services platform contributed to year-over-year transaction growth of 56% for the full year 2021 and 20% for the fourth quarter.

Net loss was $494 million for the full year 2021 and $175 million for the fourth quarter. For the full year 2021, Compass achieved positive Adjusted EBITDA of $2 million compared to an Adjusted EBITDA loss of $156 million in 2020. In the fourth quarter of 2021, Adjusted EBITDA loss was $51 million. The majority of the net losses in 2021 were driven by the non-cash stock-based compensation expense of $386 million for the full year 2021, $149 million of which was one-time related to the IPO, and $93 million for the fourth quarter.

The Company’s cash position remains strong, with $618 million in cash and an unused $350 million revolver available to invest in the growth of the business.

“I am happy to announce that our strategy of achieving strong revenue growth while improving profitability and investing in our business is working exceptionally well,” said Robert Reffkin, Founder, Chairman, and CEO of Compass. “We delivered exceptionally strong revenue growth of 73% in 2021 increasing revenue to $6.4 billion as our agents closed a record 225,000 transactions, up 56% in 2021 while the industry grew transactions by 8%. We ended the year with positive Adjusted EBITDA, two years ahead of the timing we communicated at the IPO. Today, we are guiding to continued strong growth in Adjusted EBITDA in 2022 and beyond.”

Reffkin continued, “In nine years, we have built a powerful brand across the United States with more than 26,000 agents in 69 markets covering nearly half of the US population. In 2021, we added nearly 7,000 agents as we launched 25 new markets and grew our national market share to 5.6% which is up from 4.0% in 2020 and 1.1% in 2018. Agents tell us that the reason they decide to bring their business to Compass is our agent-focused culture and our proprietary vertically-integrated technology platform that provides a critical edge in a real estate market increasing in competition for talent, listings and clients. We continue to have industry leading principal agent retention of over 90% and we had a net promoter score in 2021 of 71 with our agents.”

Higher usage of the Compass platform is contributing to enhanced agent economics, productivity and retention. A cohort study of platform usage among our agents1 found that in 2021, the top 25% of Compass teams who used the platform most:

•	Represented 55% of all Compass transactions;

•	Grew their Gross Commission Income 2.6x, compared to the bottom 25% of agent teams;

•	Retained principal agents at an annual rate of 98% versus 86% for the bottom 25% of agent teams; and

•

Used the platform consistently – Top multi-agent teams spent an average of 4 hours per day (assuming a five day work week) using the tools and single-agent teams used the platform more than 2 hours per day.

Additional information can be found in the company’s 4Q21 Presentation on the Investor Relations section of the Compass website at https://investors.compass.com.

Outlook

“We are pleased to provide both near-term guidance and long-term targets for our expected revenue, Adjusted EBITDA margins, and free cash flow, so that the investment community has a clear line of sight into where we are going and how we are executing to get there,” said Kristen Ankerbrandt, Chief Financial Officer at Compass. “As we continue to build momentum, we intend to drive significant value creation for Compass shareholders.”

1Q22 and FY2022 Outlook:

•	FY2022:

•	FY2022 Revenue of $7.9 billion to $8.1 billion

•	FY2022 Adjusted EBITDA of at least $40 million

•	1Q22:

•	1Q22 Revenue expected to be 16.25% - 16.75% of FY2022 Outlook

•	1Q22 Adjusted EBITDA of $(100) million to $(110) million

2025 Targets:

•	2025 Adjusted EBITDA Margin of 10% and minimum Adjusted EBITDA of $1.2 billion

•	2025 Free Cash Flow Margin of at least 8-9%[2]

We have not reconciled our guidance for Adjusted EBITDA to GAAP Net Loss because stock-based compensation expense cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation is not available without unreasonable effort.

[1]

The data in this analysis represents teams accounting for approximately 75% of total company transactions in 2021. The remaining quarter of transactions were excluded from the analysis because data was incomplete or unavailable, in part due to teams who came to us via acquisitions. When measuring gross commission income growth, the analysis required that teams had been with the company for at least 24 months in order to have a complete data set.

[2]

Free cash flow represents cash flows from operating activities, less capital expenditures. We have not reconciled our guidance for free cash flow because the components of free cash flow cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation is not available without unreasonable effort.

FY2021 Financial Highlights:

•	Revenue increased by 73% from FY2020 to $6.42 billion as transactions increased 56%.

•	GAAP Net Loss was $494 million, compared to $270 million in FY2020.

•	GAAP Net Loss margin was 7.7%, compared to 7.3% in FY2020.

•	Adjusted EBITDA[3] was a positive $2 million, compared to a $(156) million loss in FY2020.

•	Adjusted EBITDA margin was 0.0%, compared to (4.2)% in FY2020.

4Q21 Financial Highlights:

•	Revenue increased by 31% year-over-year to a fourth quarter record of $1.61 billion as transactions increased 20%.

•	GAAP Net Loss was $175 million, compared to $40 million in 4Q20.

•	GAAP Net Loss margin was 10.8%, compared to 3.2% in 4Q20.

•	Adjusted EBITDA[4] was $(51) million, compared to $(8) million in 4Q20.

FY2021 Operational Highlights:

•	Agents: Average Number of Principal Agents was 11,058, an increase of 2,372 from FY2020.

•

Transactions: Compass agents closed 225,272 Total Transactions in FY2021, up 56% from FY2020, compared to a 8% increase in transactions for the residential real estate market[5]. Our Principal Agents averaged 20.4 transactions on our platform in FY2021, up 22% year-over-year.

•

Gross Transaction Value (“GTV”)[6]: GTV of $254.2 billion increased by 68% from FY2020. This was a record year for Compass, reflecting strong transaction volume and higher average transaction values. GTV per average principal agent was $23.0 million, up 32% year-over-year.

•	Markets: In FY2021, Compass entered 25 new markets, bringing the total markets served to 69 at the end of the year.

4Q21 Operational Highlights:

•	Agents: Average Number of Principal Agents was 12,176, an increase of 560 from 3Q21.

[3]	A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included within this press release.
[4]	A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included within this press release.
[5]

We calculate Total Transactions by taking the sum of all transactions closed on the Compass platform in which our agent represented the buyer or seller in the purchase or sale of a home (excluding rental transactions). We include a single transaction twice when one or more Compass agents represent both the buyer and seller in any given transaction. 8% figure based on NAR (National Association of Realtors) data as of December 2021.

[6]

Gross Transaction Value is the sum of all closing sale prices for homes transacted by agents on the Compass platform (excluding rental transactions). We include the value of a single transaction twice when our agents serve both the home buyer and home seller in the transaction.

•	Transactions: Compass agents closed a fourth quarter record 56,912 Total Transactions, up 20% year-over-year, compared to a (4)% decline in transactions for the residential real estate market[7].

•

Gross Transaction Value (“GTV”)[8]: GTV of $64.3 billion increased by 24% year-over-year. This was a fourth quarter record for Compass, reflecting strong transaction volume and higher average transaction values.

•	Markets: In 4Q21, Compass entered 2 new markets, bringing the total markets served to 69 at the end of the quarter. Compass’ national market share was 5.6%[9] in TTM 4Q21, up from 5.4% in TTM 3Q21.

4Q21 Operational Update:

•

On pace to facilitate supporting the entire real estate transaction on the Compass platform by Summer 2022 so Compass agents need not use third party real estate software to run their business. The Compass platform is driving more efficient recruiting and retention.

•

In the fourth quarter of 2021, a majority of the agents who came to Compass told us they took a less favorable split than at their previous brokerage. In 4Q21, we recruited principal agents who reported historical annual revenue consistent with our prior record recruiting quarter in 4Q19, but with 31% fewer incentives and 50 bps better commission economics compared to the 4Q19 quarter.

•	In NY and DC, our two oldest markets, more than 75% of our principal agents are off their initial incentive contract and annual retention rates are in the mid-90s.

•	Strong market share in lower, mid, and high priced markets[10]

•	Lower: Chicago: 13% ($553K) and Philadelphia: 12% ($514K)

•	Mid: Washington DC: 28% ($761K) and Dallas: 15% ($755K)

•	High: San Francisco: 37% ($1.6M) and Manhattan: 33% ($1.5M)

•

Title and Escrow: Since the close of the third quarter, Compass expanded its Title & Escrow offering into 3 new states, Colorado, Pennsylvania and New Jersey, and covers approximately half of our Total Transaction volume, giving us more opportunities to drive incremental revenue on each of our transactions. Compass’ Title & Escrow services were utilized on a mid-single digit percentage of our Total Transactions in 4Q21.

[7]

We calculate Total Transactions by taking the sum of all transactions closed on the Compass platform in which our agent represents the buyer or seller in the purchase or sale of a home (excluding rental transactions). We include a single transaction twice when one or more Compass agents represent both the buyer and seller in any given transaction. (4)% figure based on NAR (National Association of Realtors) data as of December 2021.

[8]

Gross Transaction Value is the sum of all closing sale prices for homes transacted by agents on the Compass platform (excluding rental transactions). We include the value of a single transaction twice when our agents serve both the home buyer and home seller in the transaction.

[9]

We calculate our TTM market share by dividing our Gross Transaction Value, or the total dollar value of transactions closed by agents on our platform, by two times (to account for the sell-side and buy-side of each transaction) the aggregate dollar value of U.S. existing home sales as reported by NAR.

[10]

Based on the 2021 Compass average price points in these markets. Lower priced markets defined as $600K average sales price or lower, Mid-priced markets defined as between $600K and $800K average price point and High priced markets defined as $800K and above average price point.

•

Mortgage: OriginPoint wrote its first mortgages in 4Q21 and now expects to scale to the majority of Compass major markets by year-end 2022. OriginPoint has already obtained required licenses in 18 states, including California, up from 6 as of our last earnings call.

Conference Call Information

Management will conduct a conference call to discuss the fourth quarter and full year results as well as outlook at 5:00 p.m. ET on February 16, 2022. The conference call will be accessible via the Internet on the Compass Investor Relations website https://investors.compass.com. You can also access the audio webcast via the following link: Compass Inc. 4Q21 Earnings Conference Call.

An audio recording of the conference call will be available for replay shortly after the call’s completion. To access the replay, visit the Events and Presentations section on the Compass Investor Relations website at https://investors.compass.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance, including expected financial results for the first quarter and full year of 2022, long-term financial targets for full year of 2025, and our continuous ability to achieve positive Adjusted EBITDA. Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this press release, and are subject to risks and uncertainties, including but not limited to: general economic conditions (including inflation and interest rates), the health of the U.S. real estate industry, and risks generally incident to the ownership of residential real estate, including seasonal and cyclical trends; our ability to continuously innovate, improve and expand our platform; our ability to attract new agents and retain current agents or increase agents’ utilization of our platform; our ability to expand our brokerage and adjacent services businesses; our ability to offer additional adjacent services; our ability to achieve expected benefits from our mortgage business and our joint venture, OriginPoint; our rapid growth and rate of growth; our net losses and ability to achieve or sustain profitability in the future; any future impact of the ongoing COVID-19 pandemic on our business; our ability to compete successful in the markets in which we operate; the effect of monetary policies of the federal government and its agencies; any decreases in our gross commission income or the percentage of commissions that we collect; fluctuation of our quarterly results and other operating metrics; our ability to successfully complete acquisitions and integrate target companies; the effect of the claims, lawsuits, government investigations and other proceedings that we are subject to from time to time; our ability to protect our intellectual property rights; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our financial outlook and long-term targets, involve risks, uncertainties and assumptions, including those related to the impacts of COVID-19 and inflationary pressure on our clients’ spending decisions. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, actual results could differ materially from those predicted or implied or such uncertainties could cause adverse effects on our results. Reported results should not be considered as an indication of future performance.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 12, 2021, which is available on the Investor Relations page of our website at https://investors.compass.com/ and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this press release.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin, which are non-GAAP financial measures, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

Compass uses Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin have limitations as analytical tools, therefore you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin alongside other financial performance measures, including net loss, operating cash flows and our other GAAP results. In evaluating Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments reflected in this press release. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin. Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow margin are not presented in accordance with GAAP and the use of these terms varies from others in our industry.

Reconciliations of these non-GAAP measures have been provided in the financial statement tables included in this press release and investors are encouraged to review these reconciliations.

About Compass

Founded in 2012, Compass is a leading tech-enabled real estate brokerage providing an end-to-end platform that empowers its residential real estate agents to deliver exceptional service to seller and buyer clients. The platform includes an integrated suite of cloud-based software for customer relationship management, marketing, client service, brokerage services and other critical functionality, all custom-built for the real estate industry. Compass agents utilize the platform to grow their business, save time and manage their business more effectively. For more information on how Compass empowers real estate agents, one of the largest groups of small business owners in the country, please visit www.Compass.com.

Investor Contact

Rich Simonelli

richard.simonelli@compass.com

Media Contact

Chris O’Brien

chris.obrien@compass.com

###

Compass, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$618.3	$440.1
Accounts receivable, net of allowance	48.5	54.8
Compass Concierge receivables, net of allowance	32.9	49.5
Other current assets	94.9	54.9

Total current assets	794.6	599.3
Property and equipment, net	157.4	141.7
Operating lease right-of-use assets	484.7	426.6
Intangible assets, net	127.2	45.6
Goodwill	188.3	119.8
Other non-current assets	48.4	32.1

Total assets	$1,800.6	$1,365.1

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$34.6	$36.6
Commissions payable	63.9	62.0
Accrued expenses and other current liabilities	240.9	106.8
Current lease liabilities	81.5	68.1
Concierge credit facility	16.2	8.4

Total current liabilities	437.1	281.9
Non-current lease liabilities	483.0	435.9
Other non-current liabilities	32.9	23.5

Total liabilities	953.0	741.3

Convertible preferred stock	—	1,486.7

Stockholders’ equity (deficit)
Common stock	—	—
Additional paid-in capital	2,438.8	238.0
Accumulated deficit	(1,595.0)	(1,100.9)

Total Compass, Inc. stockholders’ equity (deficit)	843.8	(862.9)
Non-controlling interest	3.8	—

Total stockholders’ equity (deficit)	847.6	(862.9)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$1,800.6	$1,365.1

Compass, Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,612.1	$1,230.3	$6,421.0	$3,720.8
Operating expenses:
Commissions and other related expense (1)	1,347.3	1,009.7	5,310.5	3,056.9
Sales and marketing (1)	144.2	110.9	510.4	407.9
Operations and support (1)	111.2	66.2	374.9	225.1
Research and development (1)	105.5	39.6	365.3	146.3
General and administrative (1)	57.0	31.0	288.5	106.7
Depreciation and amortization	19.3	13.1	64.4	51.2

Total operating expenses	1,784.5	1,270.5	6,914.0	3,994.1

Loss from operations	(172.4)	(40.2)	(493.0)	(273.3)
Investment income, net	—	—	0.1	2.0
Interest expense	(0.6)	(0.4)	(2.4)	(0.6)

Loss before income taxes and equity in loss	(173.0)	(40.6)	(495.3)	(271.9)
Income tax (expense) benefit	(0.8)	0.8	2.5	1.7
Equity in loss of unconsolidated entity	(1.0)	—	(1.3)	—

Net loss	$(174.8)	$(39.8)	$(494.1)	$(270.2)

Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(0.36)	$(1.51)	$(2.46)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	403,976,859	111,459,710	326,336,128	109,954,760

(1)	Total stock-based compensation expense included in the condensed consolidated statements of operations is as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Commissions and other related expense	$46.1	$0.6	$128.7	$5.7
Sales and marketing	10.5	8.0	38.4	16.0
Operations and support	4.6	1.3	16.9	3.5
Research and development	16.5	0.3	92.7	1.4
General and administrative	15.7	2.8	109.6	16.6

Total stock-based compensation expense	$93.4	$13.0	$386.3	$43.2

Stock-based compensation expense for the year ended December 31, 2021 includes the following amounts related to a one-time acceleration of stock-based compensation expense in connection with the IPO (in millions):

IPO Related Expense
Commissions and other related expense	$41.7
Sales and marketing	1.8
Operations and support	3.1
Research and development	46.9
General and administrative	55.0

Total stock-based compensation expense	$148.5

Compass, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Year Ended December 31,
	2021	2020

Operating Activities
Net loss	$(494.1)	$(270.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	64.4	51.2
Stock-based compensation	386.3	43.2
Equity in loss of unconsolidated entity	1.3	—
Change in acquisition related contingent consideration	(4.7)	8.9
Bad debt expense	8.9	16.0
Amortization of debt issuance costs	1.1	0.3
Changes in operating assets and liabilities:
Accounts receivable	8.5	(16.3)
Compass Concierge receivables	9.4	16.6
Other current assets	(40.0)	19.4
Other non-current assets	(11.8)	(4.9)
Operating lease right-of-use assets and operating lease liabilities	2.4	34.6
Accounts payable	(3.3)	(6.5)
Commissions payable	(0.3)	29.1
Accrued expenses and other liabilities	43.3	20.5

Net cash used in operating activities	(28.6)	(58.1)

Investing Activities
Proceeds from sales and maturities of marketable securities	—	55.5
Investment in unconsolidated entity	(5.0)	—
Capital expenditures	(50.1)	(43.3)
Payments for acquisitions, net of cash acquired	(137.4)	(25.6)

Net cash used in investing activities	(192.5)	(13.4)

Financing Activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	1.0
Proceeds from exercise and early exercise of stock options	26.9	15.9
Taxes paid related to net share settlement of equity awards	(62.4)	—
Proceeds from drawdowns on Concierge credit facility	39.5	10.1
Repayments of drawdowns on Concierge credit facility	(31.7)	(3.0)
Payments of contingent consideration related to acquisitions	(10.7)	(3.2)
Payments of debt issuance costs for credit facilities	(1.9)	—
Payment of deferred offering costs	—	(0.9)
Proceeds from issuance of common stock upon initial public offering, net of offering costs	439.6	—

Net cash provided by financing activities	399.3	19.9

Net increase (decrease) in cash and cash equivalents	178.2	(51.6)
Cash and cash equivalents at beginning of period	440.1	491.7

Cash and cash equivalents at end of period	$618.3	$440.1

Compass, Inc.

Net Loss to Adjusted EBITDA Reconciliation

(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(174.8)	$(39.8)	$(494.1)	$(270.2)
Adjusted to exclude the following:
Depreciation and amortization	19.3	13.1	64.4	51.2
Investment income, net	—	—	(0.1)	(2.0)
Interest expense	0.6	0.4	2.4	0.6
Stock-based compensation	93.4	13.0	386.3	43.2
Income tax expense (benefit)	0.8	(0.8)	(2.5)	(1.7)
Restructuring charges (1)	—	0.1	—	10.3
Acquisition-related expenses (2)	9.4	6.0	23.9	13.1
Litigation charge (3)	—	—	21.3	—

Adjusted EBITDA	$(51.3)	$(8.0)	$1.6	$(155.5)

(1)

For the three months and year ended December 31, 2020, restructuring charges included $0.0 million and $6.0 million, respectively, in severance expense and $0.1 million and $4.3 million, respectively, in lease termination costs. The Company did not recognize any restructuring charges during the three months and year ended December 31, 2021.

(2)

For the three months ended December 31, 2021 and 2020, acquisition-related expenses includes a $0.3 million gain and a $3.5 million loss, respectively, as a result of changes in the fair value of contingent consideration and $9.7 million and $2.5 million in expense, respectively, related to acquisition consideration treated as compensation expense over the underlying retention periods. For the years ended December 31, 2021 and 2020, acquisition-related expenses includes a $4.7 million gain and a $8.9 million loss, respectively, as a result of changes in the fair value of contingent consideration and $28.6 million and $4.2 million in expenses, respectively, related to acquisition consideration treated as compensation expense over the underlying retention periods.

(3)	Represents a charge of $21.3 million in connection with the settlement of the Avi Dorfman and RentJolt, Inc. matter.

Compass, Inc.

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses

(In millions, unaudited)

	Three Months Ended December 31, 2021
	Commissions and other related expense	Sales and marketing	Operations and support	Research and development	General and administrative
GAAP Basis	$1,347.3	$144.2	$111.2	$105.5	$57.0
Adjusted to exclude the following:
Stock-based compensation	(46.1)	(10.5)	(4.6)	(16.5)	(15.7)
Acquisition-related expenses	—	—	(9.4)	—	—

Non-GAAP Basis	$1,301.2	$133.7	$97.2	$89.0	$41.3

	Three Months Ended December 31, 2020
	Commissions and other related expense	Sales and marketing	Operations and support	Research and development	General and administrative
GAAP Basis	$1,009.7	$110.9	$66.2	$39.6	$31.0
Adjusted to exclude the following:
Stock-based compensation	(0.6)	(8.0)	(1.3)	(0.3)	(2.8)
Restructuring charges	—	(0.1)	—	—	—
Acquisition-related expenses	—	—	(6.0)	—	—

Non-GAAP Basis	$1,009.1	$102.8	$58.9	$39.3	$28.2

	Year Ended December 31, 2021
	Commissions and other related expense	Sales and marketing	Operations and support	Research and development	General and administrative
GAAP Basis	$5,310.5	$510.4	$374.9	$365.3	$288.5
Adjusted to exclude the following:
Stock-based compensation	(128.7)	(38.4)	(16.9)	(92.7)	(109.6)
Acquisition-related expenses	—	—	(23.9)	—	—
Litigation charge	—	—	—	—	(21.3)

Non-GAAP Basis	$5,181.8	$472.0	$334.1	$272.6	$157.6

	Year Ended December 31, 2020
	Commissions and other related expense	Sales and marketing	Operations and support	Research and development	General and administrative
GAAP Basis	$3,056.9	$407.9	$225.1	$146.3	$106.7
Adjusted to exclude the following:
Stock-based compensation	(5.7)	(16.0)	(3.5)	(1.4)	(16.6)
Restructuring charges	—	(5.8)	(2.9)	(0.7)	(0.9)
Acquisition-related expenses	—	—	(13.1)	—	—

Non-GAAP Basis	$3,051.2	$386.1	$205.6	$144.2	$89.2